Exhibit 99.1

Paycom Announces Quarterly Cash Dividend

OKLAHOMA CITY – February 10, 2025 – (BUSINESS WIRE) – Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software, announced today that its Board of Directors declared a cash dividend in the amount of $0.375 per share of common stock, to be paid on March 24, 2025, to all stockholders of record as of the close of business on March 10, 2025.

About Paycom

For over 25 years, Paycom Software, Inc. (NYSE: PAYC) has simplified business and employees’ lives through easy-to-use HR and payroll technology to empower transparency through direct access to their data. From onboarding and benefits enrollment to talent management and more, Paycom’s employee-first technology leverages full-solution automation to streamline processes, drive efficiencies and give employees power over their own HR information, all in a single app. Paycom’s single database combines all HR and payroll data in one place, providing a seamless and accurate experience without the errors and inefficiencies associated with integrating multiple systems. Recognized nationally for its technology and workplace culture, Paycom serves businesses of all sizes in the U.S. and internationally.

Investor Relations Contact:
James Samford
investors@paycom.com